Exhibit 4.(a).60.7

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited Partnership for the
Provision of Domestic Fixed-Line Telecommunication Services

Amendment No. 7

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Fixed Communications Solutions Limited Partnership (“Partner”), the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner on 15 January 2007, as follows:

Amendment to Article 75

1.	In Article 75.2 of the license, instead of sub-section (b)(3) shall come:

“(3)	The subscriber’s portion of the call that was formed by dialing a special prefix for the partially toll fee service call, that was allocated to the subscriber in accordance with an agreement with the subcriber.”

Amendment to Appendix B

2.	In Article 2 of Appendix B, instead of item 17 shall come:

17.	Partially toll free service call	The initator of the call shall be charged a partial or full charge, in accordance with the calling network and the duration of the call and such a subscriber may be partially charged in accordance with appropriate charging arrangements	3/09	In accordance with the service file[1]

(25 December, 2008)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing

[1] In accordance with the service file “partially toll free call” (1-700 service)